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FORM 3                                                                                                          OMB APPROVAL
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                                      U.S. SECURITIES AND EXCHANGE COMMISSION                           OMB Number:        3235-0104
                                               Washington, D.C. 20549                                   Expires:  September 30, 1998
                                                                                                        Estimated average burden
                              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                   hours per response.......0.5
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                       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                               Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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
1. Name and Address of Reporting Person*       2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
                                                  Requiring Statement
                                                  (Month/Day/Year)                    Tera Computer Company (TERA)
      Johnson      Kenneth            W.                               ------------------------------------------------------------
   ------------------------------------------                            5. Relationship of Reporting Person  6. If Amendment,
       (Last)       (First)        (Middle)          09/15/97               to Issuer                            Date of Original
                                                                            (Check all applicable)               (Month/Day/Year)
   c/o Tera Computer Company                 ---------------------------
       2815 Eastlake Avenue East               3. IRS or Social                 Director        10% Owner    -----------------------
   ------------------------------------------     Security Number of        ---             ---               7. Individual or Joint
                    (Street)                      Reporting Person                                               /Group Filing
                                                  (Voluntary)                X   Officer         Other           (Check Applicable
                                                                            --- (give title --- (specify          Line)
      Seattle         WA             98102                                       below)          below)        X  Form filed by One
   ------------------------------------------                               Chief Financial Officer &         --- Reporting Person
       (City)       (State)          (Zip)                                        VP-Finance                      Form filed by More
                                                                            ----------------------------          than One Reporting
                                                                                                              --- Person
                                             ---------------------------------------------------------------------------------------
                                                             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
1. Title of Security                            2. Amount of Securities     3. Ownership            4. Nature of Indirect Beneficial
   (Instr. 4)                                      Beneficially Owned          Form:  Direct (D)       Ownership (Instr. 5)
                                                   (Instr. 4)                  or Indirect (I)
                                                                               (Instr. 5)
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Common Stock                                           13,711                      D
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Common Stock                                            2,600                      I(1)                As trustee of two irrevocable
                                                                                                       trusts FBO Reporting Person's
                                                                                                       children
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                                                                                                     SEC 1473 (7-96)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
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FORM 3 (continued)
        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities   4. Conver-   5. Ownership   6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security      sion or      Form of        Indirect
                                     Expiration      (Instr. 4)                          Exercise     Derivative     Beneficial
                                     Date                                                Price of     Security:      Ownership
                                     (Month/Day/                                         Derivative   Direct (D)     (Instr. 5)
                                      Year)                                              Security     or
                                 -----------------------------------------------------                Indirect (I)
                                   Date   Expira-                         Amount or                   (Instr. 5)
                                   Exer-   tion        Title              Number of
                                  cisable  Date                           Shares
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Options (right to purchase)        (2)    8/6/07    Common Stock           90,000        $5.50            D
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Explanation of Responses:

(1)  Reporting Person disclaims beneficial ownership of these shares as to which he has voting and dispositive powers as trustee.

(2)  These options will vest and become exercisable, if at all, as follows:  options exercisable for 22,500 shares will vest as of
     08/06/98, and thereafter options exercisable into 1,875 shares will vest monthly.

    ** Intentional misstatements or omissions of facts           /s/ Kenneth W. Johnson                       September 22, 1997
       constitute Federal Criminal Violations.                  ----------------------------------------  --------------------------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                     **Signature of Reporting Person                Date

 Note: File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information in this form are                                        Page 2
not required to respond unless the form displays a correct valid OMB Number.                                         SEC 1473 (7-96)
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